Exhibit 99.4

PennantPark Senior Secured Loan Fund I LLC

Consolidated Financial Statements and

Independent Auditor’s Report

September 30, 2023 and 2022

Independent Auditor’s Report

Board of Directors

PennantPark Senior Secured Loan Fund I LLC

Opinion

We have audited the consolidated financial statements of PennantPark Senior Secured Loan Fund I LLC and its subsidiaries (the Fund), which comprise the consolidated statements of assets, liabilities and members’ equity, including the consolidated schedule of investments, as of September 30, 2023 and 2022, the related consolidated statements of operations, changes in members’ equity and cash flows for the years then ended, and the related notes to the consolidated financial statements (collectively, the financial statements).

In our opinion, the accompanying financial statements present fairly, in all material respects, the financial position of the Fund as of September 30, 2023 and 2022, and the results of its operations, changes in members’ equity and its cash flows for the year then ended in accordance with accounting principles generally accepted in the United States of America.

Basis for Opinion

We conducted our audit in accordance with auditing standards generally accepted in the United States of America (GAAS). Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Financial Statements section of our report. We are required to be independent of the Fund and to meet our other ethical responsibilities, in accordance with the relevant ethical requirements relating to our audit. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Emphasis of Matter

As discussed in Note 2 of the consolidated financial statements, the 2022 financial statements have been restated to reclassify certain amounts presented within. Our opinion is not modified with respect to this matter.

Responsibilities of Management for the Financial Statements

Management is responsible for the preparation and fair presentation of the financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the Fund’s ability to continue as a going concern within one year after the date that the financial statements are issued or available to be issued.

Auditor’s Responsibilities for the Audit of the Financial Statements

Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with GAAS will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the financial statements.

In performing an audit in accordance with GAAS, we:

•
Exercise professional judgment and maintain professional skepticism throughout the audit.
•
Identify and assess the risks of material misstatement of the financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements.
•
Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Fund’s internal control. Accordingly, no such opinion is expressed.
•
Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the financial statements.
•
Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about the Fund’s ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control-related matters that we identified during the audit.

/s/ RSM US LLP

New York, New York

December 7, 2023

SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

PennantPark Senior Secured Loan Fund I LLC

Consolidated Statements of Assets, Liabilities and Members' Equity
($ in thousands)

	September 30, 2023	September 30, 2022
Assets
Investments at fair value (amortized cost—$804,608 and $770,280, respectively)	$785,859	$754,722
Cash and cash equivalents (cost—$77,446 and $30,152, respectively)	77,446	30,152
Interest receivable	5,179	3,025
Receivable for investment sold	—	3,637
Prepaid expenses and other assets	490	1,722
Due from affiliate (See Note 3)	436	3,553
Total assets	869,410	796,811
Liabilities
Credit facility payable	48,600	259,500
2032 Asset-backed debt, net (par—$246,000)	243,973	243,365
2035 Asset-backed debt, net (par—$246,000)	243,483	—
Notes payable to members	240,100	217,350
Interest payable on Credit facility and asset backed debt	14,291	3,817
Payable for investments purchased	13,466	10,414
Interest payable on notes to members	6,488	4,719
Accrued expenses	859	1,150
Total liabilities	811,260	740,315
Commitments and contingencies (See Note 11)
Members' equity	58,150	56,496
Total liabilities and members' equity	$869,410	$796,811

SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

PennantPark Senior Secured Loan Fund I LLC

Consolidated Statements of Operations
($ in thousands)

	Year Ended September 30,
	2023	2022
Investment income:
Interest	$89,547	$53,006
Other income	1,297	1,188
Total investment income	90,844	54,194
Expenses:
Interest and expense on credit facility and asset-backed debt	42,797	18,410
Interest expense on notes to members	30,325	17,468
Administration fees	2,103	1,835
General and administrative expenses	1,116	1,156
Total expenses	76,341	38,869
Net investment income	14,503	15,325
Realized and unrealized gain (loss) on investments:
Net realized gain (loss) on investments	(6,328)	(14,948)
Net change in unrealized appreciation (depreciation) on investments	(3,171)	(3,695)
Net realized and unrealized gain (loss) on investments	(9,499)	(18,643)
Net increase (decrease) in members' equity resulting from operations	$5,004	$(3,318)

SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

PennantPark Senior Secured Loan Fund I LLC

Consolidated Statements of Changes in Members’ Equity
($ in thousands)

	Year Ended September 30,
	2023	2022
Net change in members’ equity resulting from operations:
Net investment income	$14,503	$15,325
Net realized gain (loss) on investments	(6,328)	(14,948)
Net change in unrealized appreciation (depreciation) on investments	(3,171)	(3,695)
Net increase (decrease) in members’ equity resulting from operations	5,004	(3,318)
Capital contributions	9,750	24,150
Distributions	(13,100)	(15,600)
Net increase (decrease) in members’ equity	1,654	5,232
Members’ equity
Beginning of year	56,496	51,264
End of year	$58,150	$56,496

SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

PennantPark Senior Secured Loan Fund I LLC

Consolidated Statements of Cash Flows
($ in thousands)

	Year Ended September 30,
	2023	2022
Cash flows from operating activities:
Net increase (decrease) in members’ equity resulting from operations	$5,004	$(3,318)
Adjustments to reconcile net increase (decrease) in members’ equity resulting from operations to net cash provided by (used in) operating activities:
Net change in unrealized (appreciation) depreciation on investments	3,171	3,695
Net realized (gain) loss on investments	6,328	14,948
Net accretion of discount and amortization of premium	(3,917)	(3,186)
Purchases of investments	(190,871)	(278,807)
Payment-in-kind interest	(1,055)	(1,069)
Proceeds from disposition of investments	155,207	102,436
Amortization of deferred financing costs	796	608
(Increase) Decrease in:
Receivable for investments sold	3,637	3,686
Interest receivable	(2,154)	(1,612)
Prepaid expenses and other assets	1,232	(57)
Due from affiliate	3,117	(3,553)
Increase (Decrease) in:
Payables for investments purchased	3,052	(21,550)
Interest payable on credit facility and asset backed debt	10,474	2,077
Interest payable on notes to members	1,769	2,065
Accrued expenses	(291)	972
Net cash provided by (used in) operating activities	(4,501)	(182,665)
Cash flows from financing activities:
Members’ capital contributions	9,750	15,763
Distributions to members	(13,100)	(15,600)
Notes issued to members	22,750	36,780
Proceeds from 2035 asset backed debt issued	246,000	—
Discount on 2035 asset backed debt issued	(2,705)	—
Borrowings under credit facility	41,600	220,500
Repayments under credit facility	(252,500)	(73,000)
Net cash provided by (used in) financing activities	51,795	184,443
Net increase (decrease) in cash and cash equivalents	47,294	1,778
Cash and cash equivalents, beginning of year	30,152	28,374
Cash and cash equivalents, end of year	$77,446	$30,152

Supplemental disclosure of cash flow information:
Interest paid on credit facility and asset-backed debt	$32,323	$16,334
Interest paid on notes to members	$28,556	$15,403
Non-Cash Operating and Financing activity:
Purchase of investments from non-cash equity contribution	$—	$(27,957)
Non-Cash equity contribution	$—	$8,387
Non-Cash proceeds from notes issued to Members	$—	$19,570
Non-Cash exchanges and conversions	$3,393	$—

SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

PennantPark Senior Secured Loan Fund I LLC
Consolidated Schedule of Investments
September 30, 2023
($ in thousands)
Issuer Name	Maturity	Industry	Current Coupon	Basis Point Spread Above Index (1)	Par	Cost	Fair Value (2)
First Lien Secured Debt - 1,347.5%
A1 Garage Merger Sub, LLC	12/22/2028	Commercial Services & Supplies	11.84%	SOFR+660	2,940	$2,886	$2,925
Ad.net Acquisition, LLC	5/7/2026	Media	11.65%	SOFR+626	8,798	8,723	8,754
Alpine Acquisition Corp II	11/30/2026	Containers and Packaging	11.24%	SOFR+600	12,852	12,535	12,338
Anteriad, LLC (f/k/a MeritDirect, LLC)	5/23/2024	Media: Advertising, Printing & Publishing	11.04%	SOFR+550	5,001	4,971	4,913
Anteriad Holdings Inc (fka MeritDirect) March 2023	5/23/2024	Media: Advertising, Printing & Publishing	12.04%	SOFR+650	4,875	4,817	4,814
Any Hour Services	7/21/2027	Professional Services	11.59%	SOFR+585	7,510	7,348	7,360
Apex Service Partners, LLC	7/31/2025	Diversified Consumer Services	10.52%	SOFR+525	1,002	1,002	1,000
Apex Service Partners, LLC Term Loan B	7/31/2025	Diversified Consumer Services	11.04%	SOFR+550	2,187	2,187	2,181
Apex Service Partners, LLC Term Loan C	7/31/2025	Diversified Consumer Services	10.69%	SOFR+525	11,013	10,972	10,985
Applied Technical Services, LLC	12/29/2026	Commercial Services & Supplies	11.54%	SOFR+615	9,579	9,475	9,387
Applied Technical Services, LLC - DDTL Unfunded (3)	12/29/2026	Commercial Services & Supplies			194	-	(2)
Arcfield Acquisition Corp.	8/3/2029	Aerospace and Defense	11.62%	SOFR+625	9,218	9,093	9,126
Beta Plus Technologies, Inc.	7/1/2029	Business Services	11.14%	SOFR+575	4,950	4,863	4,604
BioDerm, Inc.	1/31/2028	Healthcare and Pharmaceuticals	11.83%	SOFR+650	8,978	8,874	8,933
Blackhawk Industrial Distribution, Inc.	9/17/2026	Distributors	11.79%	SOFR+640	15,132	14,928	14,905
Broder Bros., Co.	12/4/2025	Consumer Products	11.50%	SOFR+626	2,349	2,349	2,349
Burgess Point Purchaser Corporation	9/26/2029	Automotive	10.67%	SOFR+525	447	418	420
By Light Professional IT Services, LLC	5/16/2025	High Tech Industries	12.43%	SOFR+688	13,821	13,778	13,579
Cadence Aerospace, LLC	11/14/2023	Aerospace and Defense	12.07%	SOFR+665	4,011	4,010	4,011
			(PIK 2.00%)
Cartessa Aesthetics, LLC	6/14/2028	Distributors	11.39%	SOFR+600	9,636	9,509	9,636
CF512, Inc.	8/20/2026	Media	11.60%	SOFR+619	6,820	6,722	6,684
CHA Holdings, Inc.	4/10/2025	Construction and Engineering	10.15%	SOFR+476	5,499	5,455	5,499
Challenger Performance Optimization, Inc.	8/31/2024	Business Services	12.18%	SOFR+675	9,232	9,201	8,955
			(PIK 1.00%)
Confluent Health, LLC	10/28/2028	Healthcare and Pharmaceuticals	9.32%	SOFR+400	6,797	6,559	6,445
Connatix Buyer, Inc.	7/13/2027	Media	11.16%	SOFR+576	3,815	3,762	3,681
Crane 1 Services, Inc.	8/16/2027	Commercial Services & Supplies	10.90%	SOFR+551	2,089	2,067	2,079
Dr. Squatch, LLC	8/31/2027	Personal Products	11.24%	SOFR+585	14,712	14,511	14,712
DRI Holding Inc.	12/21/2028	Media	10.67%	SOFR+525	2,627	2,418	2,394
DRS Holdings III, Inc.	11/3/2025	Consumer Goods: Durable	11.79%	SOFR+640	14,429	14,376	14,256
Duraco Specialty Tapes LLC	6/30/2024	Containers and Packaging	11.89%	SOFR+650	10,904	10,838	10,740
ECL Entertainment, LLC	8/31/2030	Hotel, Gaming and Leisure	10.07%	SOFR+475	5,000	4,900	4,985
EDS Buyer, LLC	1/10/2029	Electronic Equipment, Instruments, and Components	11.64%	SOFR+625	8,955	8,833	8,821
Electro Rent Corporation	1/17/2024	Electronic Equipment, Instruments, and Components	11.00%	SOFR+550	2,219	2,200	2,171
Exigo Intermediate II, LLC	3/15/2027	Software	11.17%	SOFR+585	12,675	12,505	12,422
ETE Intermediate II, LLC	5/29/2029	Diversified Consumer Services	11.89%	SOFR+650	12,404	12,154	12,193
Fairbanks Morse Defense	6/17/2028	Aerospace and Defense	10.40%	SOFR+475	10,195	10,143	10,114
Global Holdings InterCo LLC	3/16/2026	Diversified Financial Services	11.96%	SOFR+660	3,736	3,724	3,549
Graffiti Buyer, Inc.	8/10/2027	Trading Companies & Distributors	10.99%	SOFR+575	2,345	2,316	2,322
Hancock Roofing and Construction L.L.C.	12/31/2026	Insurance	10.92%	SOFR+560	2,250	2,217	2,194
Holdco Sands Intermediate, LLC	11/23/2028	Aerospace and Defense	11.32%	SOFR+585	4,913	4,838	4,913
HW Holdco, LLC	12/10/2024	Media	11.75%	SOFR+640	3,014	2,988	2,968
Imagine Acquisitionco, LLC	11/15/2027	Software	10.72%	SOFR+535	9,248	9,075	9,110
Inception Fertility Ventures, LLC	12/31/2024	Healthcare Providers and Services	12.51%	SOFR+715	16,453	16,257	16,453
Infinity Home Services Holdco, Inc.	12/28/2028	Commercial Services & Supplies	12.24%	SOFR+685	6,090	5,979	6,090
Integrated Data Services	8/1/2029	Business Services	11.87%	SOFR+650	18,904	18,532	18,463
Integrative Nutrition, LLC	1/31/2025	Diversified Consumer Services	12.54%	SOFR+700	11,105	11,083	10,439
			(PIK 2.25%)
Integrity Marketing Acquisition, LLC	8/27/2026	Insurance	11.57%	SOFR+575	5,906	5,851	5,847
Inventus Power, Inc.	6/30/2025	Consumer Goods: Durable	12.93%	SOFR+761	8,246	8,097	8,081
ITI Holdings, Inc.	3/3/2028	IT Services	11.06%	SOFR+560	3,940	3,886	3,861
K2 Pure Solutions NoCal, L.P.	12/20/2023	Chemicals, Plastics and Rubber	13.42%	SOFR+810	15,509	15,487	15,509
Kinetic Purchaser, LLC	11/10/2027	Personal Products	11.54%	SOFR+615	16,662	16,346	16,412
Lash OpCo, LLC	2/18/2027	Personal Products	12.13%	SOFR+675	14,210	13,989	14,068
LAV Gear Holdings, Inc.	10/31/2024	Capital Equipment	11.74%	SOFR+643	15,042	14,997	14,862
Lightspeed Buyer Inc.	2/3/2026	Healthcare Providers and Services	10.70%	SOFR+535	12,056	11,911	11,935
LJ Avalon Holdings, LLC	1/31/2030	Environmental Industries	11.77%	SOFR+640	2,585	2,537	2,534
Loving Tan Intermediate II, Inc.	5/26/2028	Consumer Products	12.39%	SOFR+700	7,481	7,337	7,369
Lucky Bucks, LLC (4)	7/20/2027	Hotel, Gaming and Leisure	0.00%		4,489	4,207	1,182
Lucky Bucks. LLC - OpCo DIP Loans	9/30/2025	Hotel, Gaming and Leisure	15.33%	SOFR+1000	160	158	160
MAG DS Corp	4/1/2027	Aerospace and Defense	10.99%	SOFR+550	2,097	2,007	1,986
Magenta Buyer, LLC	7/31/2028	Software	10.63%	SOFR+500	3,006	2,845	2,228
Marketplace Events, LLC - Super Priority First Lien Term Loan	9/30/2025	Media: Diversified and Production	10.94%	SOFR+525	647	647	647
Marketplace Events, LLC - Super Priority First Lien Unfunded Term Loan (3)	9/30/2025	Media: Diversified and Production			589	-	-
Marketplace Events, LLC	9/30/2026	Media: Diversified and Production	10.94%	SOFR+525	4,837	3,782	4,837
Mars Acquisition Holdings Corp.	5/14/2026	Media	11.04%	SOFR+565	11,588	11,476	11,472
MBS Holdings, Inc.	4/16/2027	Internet Software and Services	11.17%	SOFR+585	7,859	7,758	7,749
MDI Buyer, Inc.	7/25/2028	Chemicals, Plastics and Rubber	11.32%	SOFR+600	6,380	6,271	6,244
Meadowlark Acquirer, LLC	12/10/2027	Professional Services	11.04%	SOFR+565	2,372	2,336	2,312

SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

PennantPark Senior Secured Loan Fund I LLC
Consolidated Schedule of Investments
September 30, 2023 ($ in thousands)

Issuer Name	Maturity	Industry	Current Coupon	Basis Point Spread Above Index (1)	Par / Shares	Cost	Fair Value (2)
Mission Critical Electronics, Inc.	3/28/2024	Capital Equipment	11.29%	SOFR+515	5,769	$5,763	$5,740
Municipal Emergency Services, Inc.	9/28/2027	Distributors	11.04%	SOFR+565	3,430	3,380	3,355
NBH Group LLC	8/19/2026	Healthcare, Education & Childcare	10.93%	SOFR+525	10,711	10,572	10,497
Neptune Flood Incorporated	5/9/2029	Insurance	11.97%	SOFR+650	5,042	4,970	5,042
New Milani Group LLC	6/6/2024	Consumer Goods: Non-Durable	10.92%	SOFR+550	14,213	14,194	14,213
One Stop Mailing, LLC	5/7/2027	Air Freight and Logistics	11.68%	SOFR+636	15,849	15,588	15,849
ORL Acquisitions, Inc.	9/3/2027	Consumer Finance	12.84%	SOFR+725	2,223	2,202	2,023
Output Services Group, Inc. (4)	6/27/2026	Business Services	0.00%	—	7,759	7,689	1,513
Owl Acquisition, LLC	2/4/2028	Professional Services	10.80%	SOFR+575	3,893	3,832	3,834
Ox Two, LLC	5/18/2026	Construction and Building	12.90%	SOFR+751	4,345	4,306	4,269
Peaquod Merger Sub, Inc.	12/2/2026	Diversified Financial Services	11.79%	SOFR+640	11,474	11,267	11,244
PH Beauty Holdings III, Inc.	9/29/2025	Wholesale	10.68%	SOFR+500	9,493	9,282	7,974
PL Acquisitionco, LLC	11/9/2027	Textiles, Apparel and Luxury Goods	12.42%	SOFR+710	7,565	7,467	6,809
			(PIK 4.00%)
PlayPower, Inc.	5/8/2026	Consumer Goods: Durable	10.57%	SOFR+565	2,551	2,491	2,436
Pragmatic Institute, LLC	7/6/2028	Education	11.17%	SOFR+575	11,138	10,999	10,636
Quantic Electronics, LLC	11/19/2026	Aerospace and Defense	11.74%	SOFR+635	2,803	2,776	2,761
Rancho Health MSO, Inc.	12/18/2025	Healthcare Providers and Services	11.22%	SOFR+585	1,029	1,029	1,029
Reception Purchaser, LLC	2/28/2028	Air Freight and Logistics	11.54%	SOFR+600	4,938	4,876	4,740
Recteq, LLC	1/29/2026	Leisure Products	12.54%	SOFR+700	4,875	4,825	4,729
Research Now Group, LLC and Dynata, LLC	12/20/2024	Diversified Consumer Services	11.13%	SOFR+576	12,432	12,322	10,878
Rural Sourcing Holdings, Inc. (HPA SPQ Merger Sub, Inc.)	6/15/2029	High Tech Industries	11.52%	SOFR+625	3,749	3,676	3,692
Sales Benchmark Index LLC	1/3/2025	Professional Services	11.59%	SOFR+620	9,522	9,474	9,475
Sargent & Greenleaf Inc.	12/20/2024	Wholesale	12.92%	SOFR+760	5,167	5,148	5,116
			(PIK 1.00%)
Schlesinger Global, Inc.	7/14/2025	Business Services	12.52%	SOFR+715	11,791	11,777	11,407
			(PIK 0.50%)
Seaway Buyer, LLC	6/13/2029	Chemicals, Plastics and Rubber	11.54%	SOFR+615	4,950	4,884	4,802
Sigma Defense Systems, LLC	12/18/2025	Aerospace and Defense	14.04%	SOFR+865	13,787	13,579	13,580
Skopima Consilio Parent, LLC	5/17/2028	Business Services	9.93%	SOFR+450	1,300	1,274	1,272
Smile Brands Inc.	10/14/2025	Healthcare and Pharmaceuticals	9.70%	SOFR+450	11,796	11,739	10,598
Solutionreach, Inc.	7/17/2025	Healthcare and Pharmaceuticals	12.37%	SOFR+700	4,582	4,577	4,563
Spendmend Holdings LLC	3/1/2028	Healthcare Technology	11.04%	SOFR+565	4,112	4,047	4,022
STV Group Incorporated	12/11/2026	Construction and Building	10.67%	SOFR+535	9,075	9,025	8,894
Summit Behavioral Healthcare, LLC	11/24/2028	Healthcare and Pharmaceuticals	10.43%	SOFR+475	1,786	1,696	1,779
System Planning and Analysis, Inc. (f/k/a Management Consulting & Research, LLC)	8/16/2027	Aerospace and Defense	11.49%	SOFR+600	14,738	14,540	14,575
Team Services Group, LLC	11/24/2028	Healthcare and Pharmaceuticals	10.75%	SOFR+500	346	333	339
Teneo Holdings LLC	7/18/2025	Business Services	10.67%	SOFR+535	2,262	2,261	2,259
The Aegis Technologies Group, LLC	10/31/2025	Aerospace and Defense	12.04%	SOFR+665	5,602	5,560	5,518
The Bluebird Group LLC	7/27/2026	Professional Services	12.79%	SOFR+700	5,403	5,336	5,382
The Vertex Companies, LLC	8/31/2027	Construction and Engineering	11.72%	SOFR+635	7,716	7,591	7,656
TPC Canada Parent, Inc. and TPC US Parent, LLC	11/24/2025	Consumer Goods: Non-Durable	10.95%	SOFR+565	8,654	8,556	8,654
TWS Acquisition Corporation	6/16/2025	Diversified Consumer Services	11.80%	SOFR+625	4,316	4,310	4,316
Tyto Athene, LLC	4/1/2028	IT Services	10.90%	SOFR+550	14,670	14,565	13,379
Urology Management Holdings, Inc.	6/15/2026	Healthcare and Pharmaceuticals	11.79%	SOFR+665	6,892	6,775	6,749
Walker Edison Furniture Company LLC	3/31/2027	Wholesale	12.18%	SOFR+685	3,521	3,521	3,521
Walker Edison Furniture Company LLC - Junior Revolving Credit Facility	3/31/2027	Wholesale	11.68%	SOFR+635	1,667	1,667	1,667
Walker Edison Furniture Company LLC - DDTL - Unfunded (3)	3/31/2027	Wholesale			333	-	-
Wildcat Buyerco, Inc.	2/27/2026	Electronic Equipment, Instruments, and Components	10.54%	SOFR+515	10,565	10,491	10,460
Zips Car Wash, LLC	3/1/2024	Automobiles	12.67%	SOFR+735	16,732	16,660	16,188

Total First Lien Secured Debt						801,215	783,598
Equity Securities - 3.9%
New MPE Holdings, LLC	—	Media: Diversified and Production	—	—	-	-	495
Walker Edison Furniture - Common Equity	—	Wholesale			36	3,393	1,766
Total Equity Securities						3,393	2,261
Total Investments - 1,351.4%						804,608	785,859
Cash and Cash Equivalents - 133.2%
BlackRock Federal FD Institutional 30						77,446	77,446
Total Cash and Cash Equivalents						77,446	77,446
Total Investments and Cash Equivalents —1,485.4%						$882,054	863,305
Liabilities in Excess of Other Assets — (1,385.4)%							(805,155)
Members' Equity—100.0%							58,150

(1) Represents floating rate instruments that accrue interest at a predetermined spread relative to an index, typically the applicable Secured Overnight Financing Rate or "SOFR", or Prime rate or “P”. The spread may change based on the type of rate used. The terms in the Consolidated Schedule of Investments disclose the actual interest rate in effect as of the reporting period. All securities are subject to a SOFR or Prime rate floor where a spread is provided, unless noted. The spread provided includes PIK interest and other fee rates, if any.

(2) Valued based on PSSL’s accounting policy.

(3) Represents the purchase of a security with a delayed settlement or a revolving line of credit that is currently an unfunded investment. This security does not earn a basis point spread above an index while it is unfunded.

(4) Security currently on interest non-accrual status.

SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

PennantPark Senior Secured Loan Fund I LLC

Consolidated Schedule of Investments

September 30, 2022

($ in thousand)

Issuer Name	Maturity	Industry	Current Coupon	Basis Point Spread Above Index (1)	Par	Cost	Fair Value (2)
First Lien Secured Debt - 1,330.4%
Ad.net Acquisition, LLC	5/6/2026	Media	9.67%	3M L+600	8,888	$8,788	$8,821
Alpine Acquisition Corp II	11/30/2026	Containers and Packaging	8.22%	SOFR+600	9,975	9,790	9,576
Altamira Technologies, LLC	7/24/2025	Business Services	10.81%	3M L+800	5,225	5,113	5,042
American Insulated Glass, LLC	12/21/2023	Building Products	7.79%	3M L+550	4,883	4,851	4,883
Anteriad, LLC (f/k/a MeritDirect, LLC)	5/23/2024	Media: Advertising, Printing & Publishing	9.67%	3M L+550	5,284	5,208	5,284
Any Hour Services	7/21/2027	Professional Services	8.33%	3M L+525	3,510	3,441	3,440
Apex Service Partners, LLC	7/31/2025	Diversified Consumer Services	6.72%	1M L+525	1,010	1,010	1,005
Apex Service Partners, LLC Term Loan B	7/31/2025	Diversified Consumer Services	9.67%	3M L+625	2,202	2,202	2,191
Apex Service Partners, LLC Term Loan C	7/31/2025	Diversified Consumer Services	7.86%	3M L+525	11,115	11,050	11,059
Applied Technical Services, LLC	12/29/2026	Commercial Services & Supplies	8.76%	3M L+575	8,421	8,317	8,211
Arcfield Acquisition Corp.	3/7/2028	Aerospace and Defense	8.99%	SOFR + 575	4,677	4,588	4,583
Beta Plus Technologies, Inc.	7/1/2029	Business Services	7.76%	SOFR + 525	5,000	4,903	4,900
Blackhawk Industrial Distribution, Inc.	9/17/2024	Distributors	8.62%	SOFR + 500	15,293	15,102	14,956
Broder Bros., Co.	12/2/2022	Consumer Products	7.39%	3M L+600	2,417	2,417	2,417
By Light Professional IT Services, LLC	5/16/2024	High Tech Industries	9.20%	1M L+662	14,822	14,771	14,674
Cadence Aerospace, LLC	11/14/2023	Aerospace and Defense	11.31%	3M L+325	12,412	12,385	12,288
			(PIK 11.31%)
Cartessa Aesthetics, LLC	5/13/2028	Distributors	9.55%	SOFR + 600	6,484	6,359	6,386
CF512, Inc.	8/20/2026	Media	9.08%	3M L+600	4,950	4,866	4,876
CHA Holdings, Inc.	4/10/2025	Construction and Engineering	8.17%	3M L+450	5,557	5,487	5,557
Challenger Performance Optimization, Inc.	8/31/2023	Business Services	9.27%	1M L+575	9,271	9,247	8,993
			(PIK 1.00%)
Connatix Buyer, Inc.	7/13/2027	Media	8.42%	3M L+550	3,907	3,842	3,810
Crane 1 Services, Inc.	8/16/2027	Commercial Services & Supplies	9.39%	3M L+575	2,110	2,084	2,089
Douglas Products and Packaging Company LLC	10/19/2022	Chemicals, Plastics and Rubber	8.87%	3M L+575	8,655	8,653	8,655
Douglas Sewer Intermediate, LLC	10/19/2022	Chemicals, Plastics and Rubber	8.87%	3M L+575	7,248	7,246	7,248
Dr. Squatch, LLC	8/31/2027	Personal Products	9.42%	3M L+575	14,862	14,610	14,639
DRI Holding Inc.	12/21/2028	Media	8.37%	1M L+525	1,832	1,680	1,643
DRS Holdings III, Inc.	11/3/2025	Consumer Goods: Durable	8.87%	1M L+575	15,179	15,103	14,693
Duraco Specialty Tapes LLC	6/30/2024	Containers and Packaging	8.62%	1M L+550	10,278	10,151	10,031
ECL Entertainment, LLC	5/1/2028	Hotels, Restaurants and Leisure	10.62%	3M L+750	2,621	2,598	2,581
ECM Industries, LLC	12/23/2025	Electronic Equipment, Instruments, and Components	7.82%	3M L+475	4,974	4,974	4,738
Exigo Intermediate II, LLC	3/15/2027	Software	8.87%	1M L+575	12,935	12,759	12,644
Fairbanks Morse Defense	6/17/2028	Aerospace and Defense	8.39%	3M L+475	10,300	10,238	9,528
Gantech Acquisition Corp.	5/14/2026	IT Services	9.37%	1M L+625	14,638	14,427	14,199
Global Holdings InterCo LLC	3/16/2026	Diversified Financial Services	8.74%	3M L+600	3,904	3,888	3,728
Graffiti Buyer, Inc.	8/10/2027	Trading Companies & Distributors	9.17%	3M L+550	2,369	2,320	2,274
Hancock Roofing and Construction L.L.C.	12/31/2026	Insurance	8.67%	1M L+500	2,392	2,347	2,356
Holdco Sands Intermediate, LLC	11/23/2028	Aerospace and Defense	10.17%	3M L+600	4,963	4,874	4,863
HW Holdco, LLC	12/10/2024	Media	6.00%	6M L+575	3,052	3,006	3,014
Icon Partners III, LP	5/11/2028	Automobiles	7.55%	3M L+450	2,327	1,997	1,701
IDC Infusion Services, Inc.	12/30/2026	Healthcare Equipment and Supplies	10.20%	SOFR+700	9,950	9,833	9,502
Imagine Acquisitionco, LLC	11/15/2027	Software	8.42%	1M L+550	5,364	5,261	5,230
Inception Fertility Ventures, LLC	12/7/2023	Healthcare Providers and Services	8.55%	SOFR+700	16,620	16,309	16,454
Integrative Nutrition, LLC	9/29/2023	Diversified Consumer Services	8.42%	3M L+475	11,187	11,168	10,963
Integrity Marketing Acquisition, LLC	8/27/2025	Insurance	7.58%	1M L+550	5,966	5,885	5,906
ITI Holdings, Inc.	3/3/2028	IT Services	8.67%	SOFR + 550	3,980	3,917	3,900
K2 Pure Solutions NoCal, L.P.	12/20/2023	Chemicals, Plastics and Rubber	11.12%	1M L+800	19,250	19,103	19,250
Kinetic Purchaser, LLC	11/10/2027	Personal Products	9.67%	3M L+600	16,830	16,451	16,494
Lash OpCo, LLC	2/18/2027	Personal Products	11.17%	3M L+700	14,355	14,074	14,068
LAV Gear Holdings, Inc.	10/31/2024	Capital Equipment	9.70%	3M L+550	10,578	10,539	10,335
			(PIK 2.00%)
Lightspeed Buyer Inc.	2/3/2026	Healthcare Providers and Services	9.04%	3M L+575	10,598	10,428	10,254
Lucky Bucks, LLC	7/20/2027	Hotel, Gaming and Leisure	8.31%	3M L+550	4,331	4,258	3,183
Magenta Buyer, LLC	7/31/2028	Software	7.87%	1M L+475	2,695	2,539	2,425
Marketplace Events, LLC - Super Priority First Lien Term Loan	9/30/2025	Media: Diversified and Production	8.19%	1M L+525	647	647	647
Marketplace Events, LLC - Super Priority First Lien Unfunded Term Loan (3)	9/30/2025	Media: Diversified and Production			589	-	-
Marketplace Events, LLC	9/30/2026	Media: Diversified and Production	8.19%	1M L+525	4,837	3,527	4,837
Mars Acquisition Holdings Corp.	5/14/2026	Media	8.62%	1M L+550	9,900	9,782	9,851
MBS Holdings, Inc.	4/16/2027	Internet Software and Services	8.56%	3M L+575	7,406	7,296	7,332
MDI Buyer, Inc.	7/25/2028	Chemicals, Plastics and Rubber	8.98%	3M L+500	5,000	4,902	4,900
Meadowlark Acquirer, LLC	12/10/2027	Professional Services	9.17%	3M L+650	2,396	2,353	2,372
Mission Critical Electronics, Inc.	3/28/2024	Capital Equipment	8.70%	SOFR+500	5,829	5,817	5,759
Municipal Emergency Services, Inc.	9/28/2027	Distributors	8.67%	3M L+500	3,465	3,405	3,264
NBH Group LLC	8/19/2026	Healthcare, Education & Childcare	7.80%	1M L+550	10,820	10,641	10,820
New Milani Group LLC	6/6/2024	Consumer Goods: Non-Durable	7.75%	3M L+500	14,363	14,319	14,111
OIS Management Services, LLC	7/9/2026	Healthcare Equipment and Supplies	8.40%	SOFR+475	5,060	4,991	5,060
One Stop Mailing, LLC	5/7/2027	Air Freight and Logistics	9.37%	1M L+625	14,598	14,353	14,160
Output Services Group, Inc.	3/27/2024	Business Services	9.80%	3M L+425	7,682	7,676	5,838
Owl Acquisition, LLC	2/4/2028	Professional Services	8.41%	3M L+575	3,990	3,918	3,890
Ox Two, LLC	5/18/2026	Construction and Building	9.81%	3M L+600	4,925	4,866	4,827
PH Beauty Holdings III, Inc.	9/29/2025	Wholesale	8.07%	1M L+500	9,593	9,234	7,674
PL Acquisitionco, LLC	11/9/2027	Textiles, Apparel and Luxury Goods	9.62%	1M L+650	8,238	8,111	8,032
Plant Health Intermediate, Inc.	10/19/2022	Chemicals, Plastics and Rubber	8.87%	3M L+575	1,562	1,561	1,562
PlayPower, Inc.	5/8/2026	Consumer Goods: Durable	9.17%	3M L+550	2,580	2,500	2,309
Pragmatic Institute, LLC	7/6/2028	Education	9.30%	SOFR+575	11,250	11,056	11,138
Quantic Electronics, LLC	11/19/2026	Aerospace and Defense	8.41%	1M L+625	4,845	4,755	4,729
Quantic Electronics, LLC - Unfunded Term Loan (3)	11/19/2026	Aerospace and Defense			1,888	-	-
Reception Purchaser, LLC	2/28/2028	Air Freight and Logistics	9.13%	SOFR+600	4,975	4,904	4,751
Recteq, LLC	1/29/2026	Leisure Products	9.92%	3M L+600	4,925	4,856	4,753
Research Now Group, LLC and Dynata, LLC	12/20/2024	Diversified Consumer Services	8.84%	3M L+550	12,564	12,354	11,291

SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

PennantPark Senior Secured Loan Fund I LLC

Consolidated Schedule of Investments

September 30, 2022

($ in thousands)

Issuer Name	Maturity	Industry	Current Coupon	Basis Point Spread Above Index (1)	Par / Shares	Cost	Fair Value (2)
Sales Benchmark Index LLC	1/3/2025	Professional Services	9.67%	3M L+600	5,013	$4,960	$4,963
Sargent & Greenleaf Inc.	12/20/2024	Wholesale	8.62%	3M L+550	5,240	5,202	5,187
Schlesinger Global, Inc.	7/14/2025	Business Services	10.27%	SOFR+500	11,847	11,829	11,551
			(PIK 0.50%)
Sigma Defense Systems, LLC	12/18/2025	Aerospace and Defense	12.17%	1M L+850	14,716	14,411	14,421
Smile Brands Inc.	10/14/2025	Healthcare and Pharmaceuticals	7.05%	3M L+450	11,917	11,807	11,470
Solutionreach, Inc.	1/17/2024	Healthcare and Pharmaceuticals	8.87%	1M L+575	5,647	5,625	5,511
Spendmend Holdings LLC	3/1/2028	Healthcare Technology	8.63%	SOFR+575	2,956	2,916	2,873
STV Group Incorporated	12/11/2026	Construction and Building	8.37%	3M L+525	9,075	9,011	8,985
System Planning and Analysis, Inc. (f/k/a Management Consulting & Research, LLC)	8/16/2027	Aerospace and Defense	8.73%	SOFR+600	14,888	14,623	14,649
Teneo Holdings LLC	7/18/2025	Business Services	8.38%	3M L+625	2,786	2,757	2,623
The Aegis Technologies Group, LLC	10/31/2025	Aerospace and Defense	9.55%	3M L+500	5,659	5,600	5,603
The Bluebird Group LLC	7/27/2026	Professional Services	10.67%	1M L+700	1,707	1,679	1,724
The Infosoft Group, LLC	9/16/2024	Media: Broadcasting and Subscription	8.47%	3M L+525	12,957	12,952	12,859
The Vertex Companies, LLC	8/30/2027	Construction and Engineering	8.62%	1M L+550	5,578	5,479	5,550
TPC Canada Parent, Inc. and TPC US Parent, LLC	11/24/2025	Consumer Goods: Non-Durable	8.30%	3M L+475	8,744	8,604	8,482
TVC Enterprises, LLC	3/26/2026	Diversified Consumer Services	8.87%	3M L+550	14,952	14,871	14,578
TWS Acquisition Corporation	6/16/2025	Diversified Consumer Services	8.76%	3M L+625	5,468	5,450	5,441
Tyto Athene, LLC (New Issue)	4/1/2028	IT Services	7.76%	3M L+550	15,550	15,421	14,446
UBEO, LLC	4/3/2024	Capital Equipment	8.17%	3M L+450	17,390	17,305	17,129
Unique Indoor Comfort, LLC	5/24/2027	Home and Office Furnishings, Housewares	8.95%	SOFR+525	4,975	4,880	4,866
Walker Edison Furniture Company LLC	3/31/2027	Wholesale	12.42%	3M L+575	12,684	12,438	8,473
			(PIK 3.0%)
Wildcat Buyerco, Inc.	2/27/2026	Electronic Equipment, Instruments, and Components	9.45%	SOFR+550	8,546	8,506	8,261
Zips Car Wash, LLC	3/1/2024	Automobiles	10.35%	3M L+725	16,957	16,711	16,536

Total First Lien Secured Debt						767,316	751,628
Second Lien Secured Debt - 5.2%

Inventus Power, Inc.	9/29/2024	Consumer Goods: Durable	12.17%	3M L+850	3,000	2,963	2,955
Total Second Lien Secured Debt						2,963	2,955
Equity Securities - 0.3%
New MPE Holdings, LLC	—	Media: Diversified and Production	—	—	—	—	139
Total Equity Securities						—	139
Total Investments - 1,335.9%						770,280	754,722
Cash and Cash Equivalents - 53.4%
BlackRock Federal FD Institutional 30						30,152	30,152
Total Cash and Cash Equivalents						30,152	30,152
Total Investments and Cash Equivalents —1,389.26%						$800,432	$784,874
Liabilities in Excess of Other Assets — (1,289.26)%							(728,378)
Members' Equity—100.0%							$56,496

(1) Represents floating rate instruments that accrue interest at a predetermined spread relative to an index, typically the applicable LIBOR, or “L”, Secured Overnight Financing Rate or "SOFR", or Prime rate or “P”. The spread may change based on the type of rate used. The terms in the Consolidated Schedule of Investments disclose the actual interest rate in effect as of the reporting period. LIBOR loans are typically indexed to a 30-day, 60-day, 90-day or 180-day SOFR rate (1M S, 2M S, 3M S, or 6M S, respectively), at the borrower’s option. All securities are subject to a SOFR or Prime rate floor where a spread is provided, unless noted. The spread provided includes PIK interest and other fee rates, if any.

(2) Valued based on PSSL’s accounting policy.

(3) Represents the purchase of a security with a delayed settlement or a revolving line of credit that is currently an unfunded investment. This security does not earn a basis point spread above an index while it is unfunded.

SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

PENNANTPARK SENIOR SECURED LOAN FUND I LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

SEPTEMBER 30, 2023

1.
ORGANIZATION

PennantPark Senior Secured Loan Fund I LLC ("PSSL"), is organized as a Delaware limited liability company and commenced operations in May 2017. PSSL is a joint venture between PennantPark Floating Rate Capital Ltd. ("PFLT") and Trinity Universal Insurance Company, a subsidiary of Kemper Corporation (NYSE: KMPR), ("Kemper"). In this report, except where the context suggests otherwise, the terms “Company,” “we,” “our,” or “us” refer to PSSL and its consolidated subsidiary.

The Company's investment objectives are to generate current income and capital appreciation while seeking to preserve capital. We seek to achieve our investment objective by investing primarily in loans bearing a variable-rate of interest, or floating rate loans, and other investments made to U.S. middle-market companies whose debt is rated below investment grade. Floating rate loans pay interest at variable rates, which are determined periodically, on the basis of a floating base lending rate such as London Interbank Offered Rate ("LIBOR"), and Secured Overnight Financing Rate ("SOFR"), with or without a floor, plus a fixed spread.

PFLT and Kemper (individually a "Member" and collectively the "Members") provide capital to PSSL in the form of notes and equity interests. As of September 30, 2023 and 2022, PFLT and Kemper owned 87.5% and 12.5%, respectively, of each of the outstanding notes and equity interests. The administrative agent of the Company is PennantPark Investment Administration, LLC, (the "Administrative Agent"). The Bank of New York Mellon Corporation, or the Sub-Administrator, provides certain services to the Administrative Agent with respect to certain accounting matters and has the responsibility for the official books and records.

PFLT and Kemper each appointed two members to PSSL’s four-person board of directors and investment committee. All material decisions with respect to PSSL, including those involving its investment portfolio, require unanimous approval of a quorum of the board of directors or investment committee. Quorum is defined as (i) the presence of two members of the board of directors or investment committee; provided that at least one individual is present that was elected, designated or appointed by each of the Members; (ii) the presence of three members of the board of directors or investment committee, provided that the individual that was elected, designated or appointed by the Member with only one individual present shall be entitled to cast two votes on each matter; and (iii) the presence of four members of the board of directors or investment committee shall constitute a quorum, provided that two individuals are present that were elected, designated or appointed by each of the Members.

In January 2021, Pennant Park Senior Secured Loan Facility II, LLC ("PSSL II"), a wholly-owned subsidiary of PSSL, was formed as a financing subsidiary for purposes of entering into a senior secured revolving credit facility with Ally Bank (see Note 10).

In January 2021, PSSL completed a $300.7 million debt securitization in the form of a collateralized loan obligation, or the “2032 Asset-Backed Debt”. The 2032 Asset-Backed Debt is secured by a diversified portfolio of PennantPark CLO II, Ltd. ("CLO II"), a wholly-owned and consolidated subsidiary of PSSL, consisting primarily of middle market loans and participation interests in middle market loans. The 2032 Asset-Backed Debt is scheduled to mature in January 2032.

In April 2023, PSSL completed a $297.8 million debt securitization in the form of a collateralized loan obligation, or the “2035 Asset-Backed Debt”. The 2035 Asset-Backed Debt is secured by a diversified portfolio of PennantPark CLO VI, LLC ("CLO VI"), a wholly-owned and consolidated subsidiary of PSSL, consisting primarily of middle market loans and participation interests in middle market loans. The 2035 Asset-Backed Debt is scheduled to mature in April 2035.

2. SIGNIFICANT ACCOUNTING POLICIES

PSSL is considered an investment company under U.S. generally accepted accounting principles ("GAAP") and follows the accounting and reporting guidance applicable to investment companies in the Financial Accounting Standards Board Accounting Standards Codification Topic 946. References to the Accounting Standards Codification, as amended ("ASC"), serves as a source of accounting literature. Subsequent events are evaluated and recognized or disclosed as appropriate for events occurring through the date the consolidated financial statements are available to be issued. The preparation of our consolidated financial statements in conformity with GAAP requires the Company to make estimates and assumptions that affect the reported amount of our assets and liabilities at the date of the consolidated financial statements and the reported amounts of income and expenses during the reported periods. In the opinion of the Company, all adjustments, which are of a normal recurring nature, considered necessary for the fair presentation of financial statements have been included. Actual results could differ from these estimates due to changes in the economic and regulatory environment, financial markets and any other parameters used in determining such estimates and assumptions. We have eliminated all intercompany balances and transactions.

PENNANTPARK SENIOR SECURED LOAN FUND I LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

SEPTEMBER 30, 2023

(a) Restatement of Previously Issued Financial Statement

During the preparation of the financial statements as of and for the year ended September 30, 2023, Management identified an error in the classification and presentation of cash pertaining to the Company’s affiliate, PFLT, in the September 30, 2022 financial statements. The Company recorded cash activity and due from affiliate pertaining to their investments as an increase in the cash account instead of presenting the related cash and cash equivalents as an asset and another asset for due from affiliate. The impact of the error correction is reflected in a $3.6 million decrease to cash and offsetting increase to due from affiliates as of September 30, 2022 and a decrease in due from affiliates within operating activities on the consolidated statement of cash flows totaling $3.6 million for the year ended September 30, 2022. There was no impact from the error correction to total members' equity as reported on the consolidated statement of assets, liabilities and members' equity as of September 30, 2022. In addition, there was no impact from the error correction on net investment income or net increase (decrease) in members' equity resulting from operations in total as reported on the consolidated statement of operations for the year ended September 30, 2022. The corrections were reported in the year ended September 30, 2023.

Our significant accounting policies consistently applied are as follows:

(b) Investment Valuations

We expect that there may not be readily available market values for many of our investments, which are or will be in our portfolio, and we value such investments at fair value as determined in good faith by or under the direction of our board of directors using a documented valuation policy, described herein, and a consistently applied valuation process. With respect to investments for which there is no readily available market value, the factors that the board of directors may consider in pricing our investments at fair value include, as relevant, the nature and realizable value of any collateral, the portfolio company’s ability to make payments and its earnings and discounted cash flow, the markets in which the portfolio company does business, comparison to publicly traded securities and other relevant factors. When an external event such as a purchase transaction, public offering or subsequent equity sale occurs, we consider the pricing indicated by the external event in determining our valuation. Due to the inherent uncertainty of determining the fair value of investments that do not have a readily available market value, the price used in an actual transaction may be different than our valuation and the difference may be material. See Note 4.

Our portfolio generally consists of illiquid securities, including debt investments. With respect to investments for which market quotations are not readily available, or for which market quotations are deemed not reflective of the fair value, our board of directors undertakes a multi-step valuation process each quarter, as described below:

(1)
Our quarterly valuation process begins with each portfolio company or investment being initially valued by the investment professionals of PennantPark Investment Advisers, LLC, the investment adviser to PFLT, responsible for the portfolio investment;

(2)
Preliminary valuation conclusions are then documented and discussed with the management of PennantPark Investment Advisers, LLC;

(3)
Our board of directors also engages independent valuation firms to conduct independent appraisals of our investments for which market quotations are not readily available or are readily available but deemed not reflective of the fair value of the investment. The independent valuation firms review PennantPark Investment Advisers, LLC’s preliminary valuations in light of their own independent assessment and also in light of any market quotations obtained from an independent pricing service, broker, dealer or market maker;

(4)
Our board of directors reviews the preliminary valuations of PennantPark Investment Advisers, LLC and those of the independent valuation firms on a quarterly basis, periodically assesses the valuation methodologies of the independent valuation firms, and responds to and supplements the valuation recommendations of the independent valuation firms to reflect any comments; and

(5)
Our board of directors assesses these valuations and determines the fair value of each investment in our portfolio in good faith, based on the input of PennantPark Investment Advisers, LLC and the respective independent valuation firms.

Our board of directors generally uses market quotations to assess the value of our investments for which market quotations are readily available. We obtain these market values from independent pricing services or at bid prices obtained from at least two brokers

PENNANTPARK SENIOR SECURED LOAN FUND I LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

SEPTEMBER 30, 2023

or dealers, if available, or otherwise from a principal market maker or a primary market dealer. PennantPark Investment Advisers, LLC assesses the source and reliability of bids from brokers or dealers. If the board of directors has a bona fide reason to believe any such market quote does not reflect the fair value of an investment, it may independently value such investments by using the valuation procedure that it uses with respect to assets for which market quotations are not readily available.

(c) Security Transactions, Revenue Recognition, and Realized/Unrealized Gains or Losses

Security transactions are recorded on a trade date basis. We record interest income on an accrual basis to the extent that we expect to collect such amounts. For loans and debt investments with contractual payment-in-kind, or PIK interest, which represents interest accrued and added to the loan balance that generally becomes due at maturity, we will generally not accrue PIK interest when the portfolio company valuation indicates that such PIK interest is not collectable. We do not accrue as a receivable, interest on loans and debt investments if we have reason to doubt our ability to collect such interest. Loan origination fees, original issue discount ("OID"), market discount or premium and deferred financing costs on liabilities, which we do not fair value, are capitalized and then accreted or amortized using the effective interest method as interest income or, in the case of deferred financing costs, as interest expense. Dividend income, if any, is recognized on an accrual basis on the ex-dividend date to the extent that we expect to collect such amounts. From time to time, the Company receives certain fees from portfolio companies, which are non-recurring in nature. Such fees include loan prepayment penalties, structuring fees and amendment fees, and are recorded as other investment income when earned.

Loans are placed on non-accrual status when principal or interest payments are past due 30 days or more and/or if there is reasonable doubt that principal or interest will be collected. Accrued interest receivable is generally reversed when a loan is placed on non-accrual status. Interest payments received on non-accrual loans may be recognized as income or applied to principal depending upon the Company’ judgment. Non-accrual loans are restored to accrual status when past due principal and interest is paid and, in the Company’ judgment, are likely to remain current. As of September 30, 2023, we had two portfolio companies on non-accrual, representing 1.5% and 0.3% of our overall portfolio on a cost and fair value basis. As of September 30, 2022, none of our portfolio companies were on non-accrual.

We measure realized gains or losses by the difference between the net proceeds from the repayment or sale and the amortized cost basis of the investment, using the specific identification method, without regard to unrealized appreciation or depreciation previously recognized, but considering prepayment penalties. Net change in unrealized appreciation or depreciation reflects the change in the fair values of our portfolio investments during the reporting period, including any reversal of previously recorded unrealized appreciation or depreciation, when gains or losses are realized.

(d) Income Taxes

PSSL is classified as a partnership for U.S. federal income tax purposes and is not subject to U.S. federal income tax. Accordingly, no provisions for U.S. income taxes have been made. The Members are responsible for reporting their share of the PSSL’s income or loss on their U.S. income tax returns.

In accordance with FASB ASC Topic 740, the Company is required to determine whether a tax position of PSSL is more likely than not, based on the technical merits of the position, to be sustained upon examination including resolution of any related appeals or litigation processes. The tax benefit to be recognized is measured as the largest amount of benefit that is greater than 50% likely of being realized upon ultimate settlement. De-recognition of a tax benefit previously recognized could result in PSSL recording a tax liability that would reduce members’ capital.

As of and for the years ended September 30, 2023 and 2022,management has determined that there were no material uncertain income tax positions.

(e) Foreign Currency Translation

Our books and records are maintained in U.S. dollars. Any foreign currency amounts are translated into U.S. dollars on the following basis:

1.
Fair value of investment securities, other assets and liabilities – at the exchange rates prevailing at the end of the applicable period; and

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2.
Purchases and sales of investment securities, income and expenses – at the exchange rates prevailing on the respective dates of such transactions.

Although Members’ capital and fair values are presented based on the applicable foreign exchange rates described above, we do not isolate that portion of the results of operations due to changes in foreign exchange rates on investments, other assets and debt from the fluctuations arising from changes in fair values of investments held. Such fluctuations are included with the net realized and unrealized gain or loss from investments.

Foreign security and currency translations may involve certain considerations and risks not typically associated with investing in U.S. companies and U.S. government securities. These risks include, but are not limited to, currency fluctuations and revaluations and future adverse political, social and economic developments, which could cause investments in foreign markets to be less liquid and prices to be more volatile than those of comparable U.S. companies or U.S. government securities.

(f) Consolidation

As explained by ASC paragraph 946-810-45, PSSL will generally not consolidate its investment in a company other than an investment company subsidiary or a controlled operating company whose business consists of providing services to us.

(g) Recent Accounting Pronouncements

In August 2018, the FASB issued ASU 2018-13, Fair Value Measurement (Topic 820): Disclosure Framework - Changes in

the Disclosure Requirements for Fair Value Measurement, which changes the fair value measurement disclosure requirements on fair value measurements in Topic 820. The ASU removed the requirements to disclosure the policy for the timing of transfers between levels, the valuation processes for Level 3 fair value measurements, the Level 3 reconciliation from opening balances to closing balances, and the change in unrealized gains and losses of Level 3 fair value measurements held on the balance sheet date. While most changes are applied on a retrospective basis, the ASU still requires the change in unrealized gain and losses of Level 3 fair value measurements held as of the prior year to be disclosed. As a result of these removals certain modifications were made, including disclosure of the amount of and reason for transfers into and out of Level 3 of the fair value hierarchy and the amount of purchases and issues of Level 3 assets and liabilities. PSSL adopted this ASU for the year ended September 30, 2023.

In March 2020, the FASB issued Accounting Standards Update, or ASU, No. 2020-04, “Reference Rate Reform (Topic 848): Facilitation of the Effects of Reference Rate Reform on Financial Reporting” or ASU 2020-04. The guidance provides optional expedients and exceptions for applying GAAP to contract modifications, hedging relationships and other transactions, subject to meeting certain criteria, that reference LIBOR or another reference rate expected to be discontinued because of the reference rate reform. ASU 2020-04 is effective for all entities as of March 12, 2020 through December 31, 2022. The Company utilized the optional expedients and exceptions provided by ASU 2020-04 during the years ended September 30, 2023 and September 30, 2022, the effect of which was not material to the consolidated financial statements and the notes thereto.

In March 2022, the FASB issued ASU 2022-02, “Financial Instruments - Credit Losses (Topic 326)” or ASU 2022-02, which is intended to address issues identified during the post-implementation review of ASU 2016-13, “Financial Instruments - Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments”. The amendment, among other things, eliminates the accounting guidance for troubled debt restructurings by creditors in Subtopic 310-40, “Receivables - Troubled Debt Restructurings by Creditors”, while enhancing disclosure requirements for certain loan refinancings and restructurings by creditors when a borrower is experiencing financial difficulty. The new guidance is effective for interim and annual periods beginning after December 15, 2022. The Company adopted ASU 2022-02 on its consolidated financial statement and disclosures.

In June 2022, the FASB issued Accounting Standards Update No. 2022-03, "Fair Value Measurement (Topic 820): Fair Value Measurement of Equity Securities Subject to Contractual Sale Restrictions," or ASU 2022-03, which changed the fair value measurement disclosure requirements of ASC Topic 820, Fair Value Measurements and Disclosures, or ASC 820. The amendments clarify that a contractual restriction on the sale of an equity security is not considered part of the unit of account of the equity security and, therefore, is not considered in measuring fair value. The amendments also clarify that an entity cannot, as a separate unit of account, recognize and measure a contractual sale restriction. The new guidance is effective for fiscal years beginning after December 15, 2023, including interim periods therein. Early application is permitted. The Company is currently evaluating the impact the

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adoption of this new accounting standard will have on its consolidated financial statements, but the impact of the adoption is not expected to be material.

3. AGREEMENTS AND RELATED PARTY TRANSACTIONS

On June 10, 2022, PFLT was issued a capital call from the Company totaling $28.4 million consisting of Member notes of $19.9 million and equity interest of $8.5 million. PFLT fulfilled the June 10, 2022 capital call by contributing $28.0 million of securities and $0.4 million in cash to the Company.

For the years ended September 30, 2023 and 2022, PSSL purchased $158.2 million and $275.8 million, in investments from PFLT, respectively.

As of September 30, 2023 and 2022, PSSL had a receivable from PFLT of $0.4 million and $3.6 million, respectively,

presented as a Due from Affiliate on the consolidated statements of assets, liabilities and members' equity. These amounts are related to cash owed to PSSL from PFLT in connection with trades between funds.

For the years ended September 30, 2023 and 2022, PSSL incurred $2.1 and $1.8 million of Administration fees to the Administrative Agent, respectively. The Administrative Agent provides administration services to PSSL at an annual rate of 0.25% of average gross assets under management payable quarterly in arrears and calculated based on average gross assets measured at cost at the end of the two recently completed calendar quarters.

For the years ended September 30, 2023 and 2022, PSSL incurred $30.3 million and $17.5 million of interest expense related to the notes outstanding with the Members, respectively.

4. FAIR VALUE OF FINANCIAL INSTRUMENTS

Fair value, as defined under ASC 820, is the price that we would receive upon selling an investment or pay to transfer a liability in an orderly transaction to a market participant in the principal or most advantageous market for the investment or liability. ASC 820 emphasizes that valuation techniques maximize the use of observable market inputs and minimize the use of unobservable inputs. Inputs refer broadly to the assumptions that market participants would use in pricing an asset or liability, including assumptions about risk. Inputs may be observable or unobservable. Observable inputs reflect the assumptions market participants would use in pricing an asset or liability based on market data obtained from sources independent of us. Unobservable inputs reflect the assumptions market participants would use in pricing an asset or liability based on the best information available to us on the reporting period date.

ASC 820 classifies the inputs used to measure these fair values into the following hierarchies:

Level 1: Inputs that are quoted prices (unadjusted) in active markets for identical assets or liabilities, accessible by us at the measurement date.

Level 2: Inputs that are quoted prices for similar assets or liabilities in active markets, or that are quoted prices for identical or similar assets or liabilities in markets that are not active and inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term, if applicable, of the financial instrument.

Level 3: Inputs that are unobservable for an asset or liability because they are based on our own assumptions about how market participants would price the asset or liability.

A financial instrument’s categorization within the valuation hierarchy is based upon the lowest level of input that is significant to the fair value measurement. Generally, most of our investments are classified as Level 3. Due to the inherent uncertainty of determining the fair value of investments that do not have a readily available market value, the price used in an actual transaction may be different than our valuation and those differences may be material.

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The inputs into the determination of fair value may require significant management judgment or estimation. Even if observable market data is available, such information may be the result of consensus pricing information, disorderly transactions or broker quotes which include a disclaimer that the broker would not be held to such a price in an actual transaction. The non-binding nature of consensus pricing and/or quotes accompanied by disclaimer would result in classification as Level 3 information, assuming no additional corroborating evidence were available. Corroborating evidence that would result in classifying these non-binding broker/dealer bids as a Level 2 asset includes observable market-based transactions for the same or similar assets or other relevant observable market-based inputs that may be used in pricing an asset.

Our investments are generally structured as debt in the form of first lien secured debt, but may also include second lien secured debt, subordinated debt and equity investments. The transaction price, excluding transaction costs, is typically the best estimate of fair value at inception. Ongoing reviews by the Members and independent valuation firms are based on an assessment of each underlying investment, incorporating valuations that consider the evaluation of financing and sale transactions with third parties, expected cash flows and market-based information including comparable transactions, performance multiples and yields, among other factors. These non-public investments using unobservable inputs are included in Level 3 of the fair value hierarchy.

A review of fair value hierarchy classifications is conducted on a quarterly basis. Changes in our ability to observe valuation inputs may result in a reclassification for certain financial assets or liabilities.

In addition to using the above inputs in valuing cash equivalents and investments, we employ the valuation policy approved by our board of directors that is consistent with ASC 820. Consistent with our valuation policy, we evaluate the source of inputs, including any markets in which our investments are trading, in determining fair value. See Note 2.

As outlined in the table below, some of our Level 3 investments using a market comparable valuation technique are valued using the average of the bids from brokers or dealers. The bids include a disclaimer, may not have corroborating evidence, may be the result of a disorderly transaction and may be the result of consensus pricing. The Members assess the source and reliability of bids from brokers or dealers. If the board of directors has a bona fide reason to believe any such market quote does not reflect the fair value of an investment, it may independently value such investments by using the valuation procedure that it uses with respect to assets for which market quotations are not readily available.

Some of our investments can also be valued using a market comparable or an enterprise market value technique. With respect to investments for which there is no readily available market value, the factors that the board of directors may consider in pricing our investments at fair value include, as relevant, the nature and realizable value of any collateral, the portfolio company’s ability to make payments, its earnings and discounted cash flow, the markets in which the portfolio company does business, comparison to publicly traded securities and other relevant factors. When an external event such as a purchase transaction, public offering or subsequent equity sale occurs, the pricing indicated by the external event, excluding transaction costs, is used to corroborate the valuation. When using earnings multiples to value a portfolio company, the multiple used requires the use of judgment and estimates in determining how a market participant would price such an asset. These non-public investments using unobservable inputs are included in Level 3 of the fair value hierarchy. Generally, the sensitivity of unobservable inputs or combination of inputs such as industry comparable companies, market outlook, consistency, discount rates and reliability of earnings and prospects for growth, or lack thereof, affects the multiple used in pricing an investment. As a result, any change in any one of those factors may have a significant impact on the valuation of an investment. Generally, an increase in a market yield will result in a decrease in the valuation of a debt investment, while a decrease in a market yield will have the opposite effect. Generally, an increase in an EBITDA multiple will result in an increase in the valuation of an investment, while a decrease in an EBITDA will have the opposite effect.

Our Level 3 valuation techniques, unobservable inputs and ranges were categorized as follows for ASC 820 purposes:

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Asset Category	Fair value at September 30, 2023	Valuation Technique	Unobservable Input	Range of Input (Weighted Average) (1)
First Lien	$91,489	Market Comparable	Broker/Dealer bids or quotes	N/A
First Lien	691,949	Market Comparable	Market Yield	10.0% – 18.8% (12.3%)
First Lien	160	Market Comparable	EBITDA Multiple	2.8x
Equity	2,261	Enterprise Market Value	EBITDA Multiple	5.3x – 10.9x (6.5x)
Total Level 3 investments	$785,859

Asset Category	Fair value at September 30, 2022	Valuation Technique	Unobservable Input	Range of Input (Weighted Average) (1)
First lien	$127,355	Market Comparable	Broker/Dealer bids or quotes	N/A
First lien	615,800	Market Comparable	Market Yield	6.0% – 12.2% (9.1%)
First lien	8,473	Enterprise Market Value	EBITDA Multiple	14.0x
Second Lien	2,955	Market Comparable	Market Yield	12.2% - 12.2% (12.2%)
Equity	139	Enterprise Market Value	EBITDA Multiple	8.0x
Total Level 3 investments	$754,722

(1) The weighted averages disclosed in the table above were weighted by their relative fair value.

Our investments and cash and cash equivalents were categorized as follows in the fair value hierarchy for ASC 820 purposes:

	Fair Value at September 30, 2023
Description	Level 1	Level 2	Level 3	Total
First lien	$—	$—	$783,598	$783,598
Equity	—	—	2,261	2,261
Total investments	—	—	785,859	785,859
Cash and cash equivalents	77,446	—	—	77,446
Total investments, cash and cash equivalents	$77,446	$—	$785,859	$863,305

	Fair Value at September 30, 2022
Description	Level 1	Level 2	Level 3	Total
First lien	$—	$—	$751,628	$751,628
Second Lien	—	—	2,955	2,955
Equity	—	—	139	139
Total investments	—	—	754,722	754,722
Cash and cash equivalents	30,152	—	—	30,152
Total investments, cash and cash equivalents	$30,152	$—	$754,722	$784,874

Net Change in unrealized depreciation reported within the net change in unrealized (depreciation) appreciation on investments in our Consolidated Statements of Operations attributable to our level 3 assets still held as of September 30, 2022 was ($8.3) million related to debt investments, ($0.5) million related to equity investments and ($8.8) million related to total investments.

For the year ended September 30, 2023, the amount of Level 3 purchases, including PIK interest, net discount accretion and non-cash exchanges for the year were $195.8 million. There were no Level 3 transfers.

For the year ended September 30, 2022, the amount of Level 3 purchases, including PIK interest, net discount accretion and non-cash exchanges for the year were $311.0 million. There were no Level 3 transfers.

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5. CASH AND CASH EQUIVALENTS

Cash equivalents represent cash invested in overnight money market funds. These temporary investments with original maturities of 90 days or less are deemed cash equivalents. Cash deposited at financial institutions is insured by the Federal Deposit Insurance Corporation (“FDIC”), up to specified limits. At times, such balances may exceed FDIC insured amounts. As of September 30, 2023, the entire amount of $77.4 million included in the cash and cash equivalents balance on the Consolidated Statement of Assets and Liabilities is comprised of money market funds, which are not subject to FDIC insurance. As of September 30, 2022, cash and cash equivalents consisted of money market funds in the amounts of $30.2 million at fair value. PSSL believes it is not exposed to any significant risk of loss on its cash and cash equivalents.

6. MEMBERS’ EQUITY

PFLT and Kemper provide capital to PSSL in the form of equity interests. As of September 30, 2023 and 2022, PFLT and Kemper owned 87.5% and 12.5%, respectively, of equity interests in PSSL.

As of September 30, 2023 and 2022, PFLT had commitments to fund equity interests to PSSL of $101.9 million and $90.0 million, respectively, of which $11.8 million and $8.5 million, respectively, were unfunded.

As of September 30, 2023 and 2022, Kemper had commitments to fund equity interests to PSSL of $14.6 million and $12.9 million, respectively, of which $1.7 million and $1.2 million, respectively were unfunded.

7. NOTES PAYABLE TO MEMBERS

PFLT and Kemper provide capital to PSSL in the form of first lien secured debt (“Member Notes”). The Member Notes were previously subordinated debt that were modified during the year ended September 30, 2018 to eliminate the subordination provision. The Member Notes bear an interest rate of 3-month LIBOR plus 8.0% through June 30, 2023 and 3-month SOFR plus 8.0% after June 30, 2023 and mature on May 6, 2024. As of September 30, 2023 and 2022, PFLT and Kemper owned 87.5% and 12.5% of the Member Notes, respectively.

As of September 30, 2023 and 2022, PFLT had commitments to fund Member Notes to PSSL of $237.7 million and $210.1 million, respectively, of which $27.6 million and $19.9 million, respectively, were unfunded.

As of September 30, 2023 and 2022, Kemper had commitments to fund Member Notes to PSSL of $34.0 million and $30.0 million, respectively, of which $3.9 million and $2.8 million, respectively, were unfunded.

8. RISKS AND UNCERTAINTIES

Investment risk

PSSL seeks investment opportunities that offer the possibility of attaining income generation, capital preservation and capital appreciation including investments in private companies. Certain events particular to each industry in which PSSL’s investments conduct their operations, as well as general economic and political conditions, may have a significant negative impact on the investee’s operations and profitability. Such events are beyond PSSL’s controls, and the likelihood that they may occur cannot be predicted. Furthermore, investments of PSSL are made in private companies and there are generally no public markets for these securities at the current time. The ability of PSSL to liquidate these investments and realize value is subject to significant limitations and uncertainties.

Leverage Risk

PSSL may borrow funds in order to increase the amount of capital available for investment. The use of leverage can improve the return on invested equity, however, such use may also magnify the potential for loss on invested equity capital. If the value of PSSL’s assets decreases, leveraging would cause Members’ equity to decline more sharply than it otherwise would have had PSSL not used leverage. Similarly, any decrease in PSSL’s income would cause Members’ equity to decline more sharply than it would have had PSSL not borrowed. Borrowings will usually be from credit facilities and/or debt securitization which will typically be

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secured by PSSL’s securities and other assets. Under certain circumstances, such debt may demand an increase in the collateral that secures PSSL’s obligations and if PSSL was unable to provide additional collateral, the debt could liquidate assets held in the account to satisfy PSSL’s obligations. Liquidation in this manner could have adverse consequences. Additionally, the amount of PSSL’s borrowings and the interest rates on those borrowings, which will fluctuate, could have a significant effect on PSSL’s profitability.

Credit Risk

PSSL primarily invests in first lien secured debt to middle-market companies. A majority of the investments held by PSSL are subject to restrictions on their resale or are otherwise illiquid. PSSL assumes the credit risk of the borrower. In the event that the borrower becomes insolvent or enters bankruptcy, PSSL may incur certain costs and delays in realizing payment, or may suffer a loss of principal and/or interest.

9. FINANCIAL HIGHLIGHTS

The Members are responsible for all investment making and business decisions, therefore, there is no requirement to show financial highlights per ASC 946, which have been omitted accordingly.

10. LEVERAGE

Credit Facility

On January 26, 2021, PSSL II entered into a $125.0 million senior secured revolving credit facility with Ally Bank (the "Ally Credit Facility"). Between June 3, 2021 and May 2, 2022, the Ally Credit Facility was amended to increase the total commitment to $325 million. On August 16, 2023, the total commitment was decreased to $260 million. Interest on the Ally Credit Facility ranged from LIBOR plus 2.5% to SOFR plus 2.6%. The Ally credit facility matures on January 26, 2026 and is secured by substantially all of the assets held by PSSL II. As of September 30, 2023 there were $48.6 million in outstanding borrowings under the Ally Credit Facility and we were in compliance with all required covenants in the facility.

Asset - Backed Debt

In January 2021, CLO II completed a $300.7 million debt securitization in the form of a collateralized loan obligation (the "Debt Securitization" or the "2032 Asset-Backed Debt”). The 2032 Asset-Backed Debt is secured by a diversified portfolio consisting primarily of middle market loans. The Debt Securitization was executed through a private placement of: (i) $171.0 million Class A-1 Senior Secured Floating Rate Loans maturing 2032, which bear interest at the three-month SOFR plus 1.9%, (ii) $6.0 million Class A-2 Senior Secured Floating Rate Notes due 2032, which bear interest at three month SOFR plus 2.25%, (iii) $15.5 million Class B-1 Senior Secured Floating Rate Notes due 2032, which bear interest at the three-month SOFR plus 2.6%, (iv) $8.5 million Class B-2 Senior Secured Fixed Rate Notes due 2032, which bear interest of 3.14%, (v) $27.0 million Class C Secured Deferrable Floating Rate Notes due 2032, which bear interest at the three-month SOFR plus 4.25%, (vi) $18.0 million Class D Secured Deferrable Floating Rate Notes due 2032, which bear interest at the three-month SOFR plus 6.5%, and (vii) $18.0 million Class E Secured Deferrable Floating Rate Notes due 2032, which bear interest at the three-month SOFR plus 8.5%, under a credit agreement by and among the Securitization Issuers, as borrowers, various financial institutions, as lenders, and U.S. Bank National Association, as collateral agent and as loan agent. As of September 30, 2023 there was $246.0 million of 2032 Asset-Backed Debt and there was $2.0 million of un-amortized financing costs. As of September 30, 2023 the weighted average interest rate was 8.0%.

On the closing date of the Debt Securitization, in consideration of our transfer to CLO II of the initial closing date loan portfolio, PSSL received 100% of the Preferred Shares of CLO II, 100% of the Class E Notes issued by CLO II, and a portion of the net cash proceeds received from the sale of the 2032 Asset-Backed Debt. The Preferred Shares do not bear interest and had a stated value of approximately $36.7 million at the closing of the Debt Securitization.

The 2032 Asset-Backed Debt is included in the Consolidated Statement of Assets, Liabilities and Members' Equity as debt of the Company and the Class E Notes and the Preferred Shares have been eliminated in consolidation.

In April 2023, CLO VI completed a $297.8 million debt securitization in the form of a collateralized loan obligation (the "Debt Securitization" or the "2035 Asset-Backed Debt”). The 2035 Asset-Backed Debt is secured by a diversified portfolio consisting primarily of middle market loans. The Debt Securitization was executed through a private placement of: (i) $171.0 million Class A-1 Senior Secured Floating Rate Loans maturing 2035, which bear interest at the three-month SOFR plus 2.68%, (ii) $28.0 million

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Class B-1 Senior Secured Floating Rate Notes due 2035, which bear interest at the three-month SOFR plus 3.75%, (iii) $5.0 million Class B-2 Senior Secured Fixed Rate Notes due 2035, which bear interest of 7.634%, (v) $24.0 million Class C Secured Deferrable Floating Rate Notes due 2035, which bear interest at the three-month SOFR plus 5.25%, and (vi) $18.0 million Class D Secured Deferrable Floating Rate Notes due 2035, which bear interest at the three-month SOFR plus 7.0%, under a credit agreement by and among the Securitization Issuers, as borrowers, various financial institutions, as lenders, and Wilmington Trust, as collateral agent and as loan agent. As of September 30, 2023 there was $246.0 million of 2035 Asset-Backed Debt and there was $2.5 million of un-amortized financing costs. As of September 30, 2023 the weighted average interest rate was 8.5%.

On the closing date of the Debt Securitization, in consideration of our transfer to CLO VI of the initial closing date loan portfolio, PSSL received 100% of the Preferred Shares of CLO VI from the sale of the 2035 Asset-Backed Debt. The Preferred Shares do not bear interest and had a stated value of approximately $51.8 million at the closing of the Debt Securitization.

The 2035 Asset-Backed Debt is included in the Consolidated Statement of Assets, Liabilities and Members' Equity as debt of the Company and the Preferred Shares have been eliminated in consolidation.

PennantPark Investment Adviser, LLC serves as collateral manager to the Securitization Issuers pursuant to a Collateral Management Agreement. For so long as PennantPark Investment Advisor, LLC serves as collateral manager, it will elect to irrevocably waive any collateral management fee to which it may be entitled under the Collateral Management Agreements.

11. COMMITMENTS AND CONTINGENCY

As of September 30, 2023 and September 30, 2022, the Company had $1.1 million and $2.5 million, respectively, of unfunded commitments to fund existing investments.

The Company has provided general indemnifications to the Members, affiliates of the Members, and any person acting on behalf of the Members or that affiliate when they act, in good faith, in the best interest of the Company. The Company is unable to develop an estimate of the maximum potential amount of future payments that could potentially result from any hypothetical future claim but expects the risk of having to make any payments under these general business indemnifications to be remote.

12. SUBSEQUENT EVENTS

Subsequent events are evaluated and disclosed as appropriate for events occurring through the date the consolidated financial statements were available to be issued, December 7, 2023. There were no events that required disclosure.